Exhibit 99.1

Syntel CFO Arvind Godbole to Retire

TROY, Mich. – November 10, 2015 – Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced the upcoming retirement of the Company’s Chief Financial Officer, Arvind Godbole.

Mr. Godbole joined Syntel in 2001 as Corporate Controller, a role he held until his appointment as Chief Financial Officer in 2006. During his tenure at Syntel, Mr. Godbole also served as Chief Information Security Officer and was previously responsible for Syntel’s Administration, Procurement and Travel departments.

“On behalf of Syntel’s leadership team and Board of Directors, I would like to thank Arvind for his years of dedicated service to the Company,” said CEO and President, Nitin Rakesh. “Arvind has been an important part of Syntel’s growth story, and he has made significant contributions to Syntel’s success over more than a decade of financial leadership,” said Rakesh.

Syntel’s General Manager of Finance, Anil Agrawal, will serve as acting CFO while the search for a permanent replacement for Mr. Godbole takes place.

Mr. Agrawal is a Certified Public Accountant (CPA) and Chartered Accountant (CA) with more than 17 years of corporate finance experience. He joined Syntel in 2001 and served as Head of Finance for Syntel’s India operations from 2007 to 2011, and as Head of Corporate Financial Planning and Analytics since 2012.

About Syntel

Syntel (Nasdaq:SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 or from other factors not currently anticipated.

Contact:

Syntel (North America/Europe): Jon Luebke, (248) 619-3503, jon_luebke@syntelinc.com

Syntel (Asia/Pacific): Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com